Exhibit 99.1

SUPERVALU INC. Announces Closing of

$500 Million Senior Notes Offering and

Satisfaction of Financing Condition to

Offer to Purchase

7.25% Hybrid Income Term Security Units

MINNEAPOLIS, October 31, 2006—SUPERVALU INC. (NYSE: SVU) announced today the closing of an offering of $500 million in aggregate principal amount of its 7.50% Senior Notes due 2014 (the “Notes”). The Notes will be senior obligations and will rank equally with all of SUPERVALU’s other senior unsecured indebtedness.

SUPERVALU intends to use the net proceeds from the offering of the Notes to purchase 7.25% Hybrid Income Term Security Units held in the form of Corporate Units (the “Corporate Units”) of its wholly owned subsidiary, New Albertson’s, Inc., tendered in SUPERVALU’s offer (the “Offer”) to purchase any and all such outstanding Corporate Units at a purchase price in cash of $25.22 per Corporate Unit. The terms and conditions of the Offer are described in the Offer to Purchase, dated as of October 23, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal. The Offer will expire at 5:00 p.m. New York City time, on November 20, 2006, unless extended or earlier terminated by SUPERVALU.

As a result of the completion of the offering of the Notes, SUPERVALU has announced that the financing condition to the Offer has been satisfied. However, the completion of the Offer remains subject to the other closing conditions described in the Offer to Purchase. Subject to applicable law, SUPERVALU may waive the conditions applicable to the Offer or extend, terminate or otherwise amend the Offer.

Merrill Lynch & Co., Banc of America Securities LLC and Credit Suisse Securities (USA) LLC acted as joint book running managers for the offering of the Notes and Citigroup Global Markets Inc. and The Williams Capital Group, L.P. acted as co-managers.

The Dealer Managers for the Offer are Merrill Lynch & Co., Banc of America Securities LLC and Credit Suisse Securities (USA) LLC. The Information Agent for the Offer is Innisfree M&A Incorporated. U.S. Bank Trust National Association is the Tender Agent for the Offer.

Requests for further information regarding the Offer should be directed to Merrill Lynch & Co. toll free at (888) 654-8637 or (212) 449-4914 (collect), Banc of America Securities LLC toll free at (800) 654-1666 or (212) 583-8206 (collect) or Credit Suisse Securities (USA) LLC toll free at (800) 820-1653 or (212) 325-2547 (collect). Requests for further information regarding the procedures for tendering Corporate Units during the Offer should be directed to the Information Agent toll free at (877) 800-5186. Copies of the Offer to Purchase, the Letter of Transmittal and other materials related to the Offer may also be obtained at no charge from the Information Agent or from any of the Dealer Managers.

This press release shall not constitute an offer to purchase or a solicitation of an offer to sell any Corporate Units or shares of SUPERVALU’s common stock. The Offer is made solely by the Offer to Purchase.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Notes nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of the Notes is being made only by means of the prospectus.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the United States grocery channel with annual sales approaching $40 billion. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,500 retail grocery locations. Through SUPERVALU’s nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery endpoints across the country. SUPERVALU currently has approximately 200,000 employees.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical and factual information contained herein, the matters set forth in this news release, including statements identified by words such as “estimates,” “expects,” “projects,” “plans” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the recently completed acquisition of certain assets and operations of Albertson’s, Inc. cannot be fully realized or may take longer to realize than expected, the possibility that costs or difficulties related to the integration of Albertsons operations into SUPERVALU will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in SUPERVALU’s reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	SUPERVALU INC.
Yolanda Scharton, 952-828-4540
Vice President, Investor Relations
Fax: 952-828-8955
yolanda.m.scharton@Supervalu.com

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